Exhibit (a)(1)(H)

FORM OF REMINDER EMAIL TO ELIGIBLE OPTION HOLDERS

Subject:  SECOND NOTICE: ACTION REQUIRED - Section 409A Income Tax Liability

As outlined in an email dated December 1, 2008, and in the documents included with that email, Internal Revenue Code Section 409A imposes certain adverse tax consequences (including recognition of taxable ordinary income on the difference between the exercise price and the fair market value of the stock of vested options, an additional 20% federal tax, an additional 20% California tax (if applicable), plus potential interest charges) on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date the grant was actually finalized and (ii) that vest after December 31, 2004.

You are receiving this email because our records indicate that some of your Vitesse stock options are or will be affected by Section 409A.  Vitesse has offered you, through a “Tender Offer,” the opportunity to avoid the Section 409A tax consequences on your affected stock options by amending the exercise price of such options and, if you are actively employed by Vitesse on the date of the Compensation Committee’s meeting to be held in January 2009, receiving a restricted stock unit award.  Note that if you wish to participate in the Tender Offer and avoid the Section 409A impact, you will need to fill out, sign, and date the Election Form attached to the December 1, 2008 email.  The Election Form must be received by Vitesse via fax at (866) 666-3293 no later than 5:00 p.m., Pacific Time, on December 30, 2008.  However, participation in this offer is completely voluntary.  You are not required to accept this offer.

All of the details of Vitesse’s offer to you are included in the email dated December 1, 2008 and the attachments to the email.  For more information on how to participate in the offer, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.

FORM OF ADDITIONAL REMINDER EMAIL TO ELIGIBLE OPTION HOLDERS WHO
HAVE NOT RESPONDED TO THE OFFER

Subject:  THIRD NOTICE: ACTION REQUIRED - Section 409A Income Tax Liability

As outlined in the emails dated December 1, 2008 and December 15, 2008, and in the documents included with those emails, Internal Revenue Code Section 409A imposes certain adverse tax consequences (including recognition of taxable ordinary income on the difference between the exercise price and the fair market value of the stock of vested options, an additional 20% federal tax, an additional 20% California tax (if applicable), plus potential interest charges) on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date the grant was actually finalized and (ii) that vest after December 31, 2004.

Vitesse has offered you, through a “Tender Offer,” the opportunity to avoid the Section 409A tax consequences on your affected stock options by amending the exercise price of such options and receiving a restricted stock unit award.  You are receiving this email because Vitesse has not received any communication from you regarding whether you wish to elect to participate in this offer.

Note that if you wish to participate in the Tender Offer and avoid the Section 409A impact, you will need to fill out, sign, and date the Election Form attached to the December 15, 2008 email.  The Election Form must be received by Vitesse via fax at (866) 666-3293 no later than 5:00 p.m., Pacific Time, on December 30, 2008.  However, participation in this offer is completely voluntary.  You are not required to accept this offer.

All of the details of Vitesse’s offer to you are included in the emails dated December 1, 2008 and December 15, 2008 and the attachments to those emails.  For more information on how to participate in the offer, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.

FORM OF FINAL REMINDER EMAIL TO ELIGIBLE OPTION HOLDERS WHO
HAVE NOT RESPONDED TO THE OFFER

Subject:  FINAL NOTICE: ACTION REQUIRED - Section 409A Income Tax Liability

As of today, we have not yet received your Election Form to adopt the tender offer solution that has been designed to protect certain of your stock options from substantial tax penalties under Section 409A of the Internal Revenue Code.  This will be the final reminder of your ability to participate in this offer.

As outlined in the emails dated December 1, 2008 and December 15, 2008, and in the documents included with those emails, Internal Revenue Code Section 409A imposes certain adverse tax consequences (including recognition of taxable ordinary income on the difference between the exercise price and the fair market value of the stock of vested options, an additional 20% federal tax, an additional 20% California tax (if applicable), plus potential interest charges) on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date the grant was actually finalized and (ii) that vest after December 31, 2004.

If you wish to participate in the Tender Offer and avoid the Section 409A impact, you will need to fill out, sign, and date the Election Form attached to the December 15, 2008 email.  The Election Form must be received by Vitesse via fax at (866) 666-3293 no later than 5:00 p.m., Pacific Time, on December 30, 2008.  We have also attached a copy of Election Form to this email for your convenience.

If you do not fax to Vitesse your completed Election Form by the deadline, you will likely be subject to the Section 409A tax consequences described above and in the documents attached to the December 1, 2008 and December 15, 2008 emails and the documents attached to those emails.

All of the details of Vitesse’s offer to you, including detailed discussions of the tax consequences of participating in the offer or declining to participate in the offer, were included in the emails dated December 1, 2008 and December 15, 2008.  For more information on how to participate in the offer, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.